CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 153 to the Registration Statement on Form N-1A of ETF Managers Trust of our report dated August 29, 2022, relating to the financial statements and financial highlights of ETFMG Breakwave Sea Decarbonization Tech ETF (a series of ETF Managers Trust) included in the June 30, 2022 Annual Report of ETF Managers Trust on Form N-CSR.

We also consent to the references to our Firm under the captions “Fund Service Providers” and “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are a part of such registration statement.

/s/ WithumSmith+Brown, PC
New York, NY
October 27, 2022